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EXHIBIT 99.1     PRESS RELEASE


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BERKSHIRE HILLS BANCORP, INC., REPORTS CORRECTION TO FIRST
QUARTER 2001 EARNINGS


PITTSFIELD, MA - May 14, 2001 - Berkshire Hills Bancorp, Inc. (the "Company"), (AMEX: BHL), the holding company for Berkshire Bank (the "Bank"), previously reported earnings per share for the quarter ending March 31, 2001 at $0.30. Due to an error in the calculation of average shares outstanding attributable to the Company's 2001 Stock-Based Incentive Plan, basic earnings per share were understated by $0.01 and should have been reported as $0.31 per share, as compared to $0.30 per share. Diluted earnings per share remained unchanged from the $0.30 per share previously reported. Basic average shares outstanding at March 31, 2001 was reported at 6,881,000. The correct figure should have been 6,676,000. Average diluted shares outstanding for the quarter remains at 6,914,000.


Contact:  Charles F. Plungis, Jr.
          Sr. Vice President & Chief Financial Officer
          413-236-3295